Exhibit 10.1

REAFFIRMATION AND FIRST AMENDMENT TO

CREDIT AGREEMENT

This REAFFIRMATION FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of November 2, 2011, and is entered into by and among ENERGY WEST, INCORPORATED, a Montana corporation (the “Company”), BANK OF AMERICA, N.A., successor by merger to LaSalle Bank National Association, as agent for the “Banks” party to the Credit Agreement described below (in such capacity, the “Agent”), such Banks and each other Loan Party.

WHEREAS, the Agent, the Banks and the Company have entered into that certain Credit Agreement dated as of June 29, 2007 (as such agreement has been and may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Company has requested that the Credit Agreement be amended as set forth herein and the Agent and the Banks are, subject to the terms hereof, willing to so amend the Credit Agreement.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Credit Agreement.

2. Amendments to Credit Agreement. Subject to satisfaction of the conditions set forth in Section 4 below, the Credit Agreement is hereby amended, as follows, by:

(a) deleting the definition of “Commitment Amount” appearing in Section 1.1 of the Credit Agreement and substituting the following definition therefor:

“Commitment Amount” means $30,000,000.00, as reduced from time to time pursuant to Section 6.1.

(b) adding the following definition of “First Amendment Effective Date” to Section 1.1 of the Credit Agreement in the correct alphabetical order:

“First Amendment Effective Date” means November 2, 2011.

(c) deleting Section 2.6 of the Credit Agreement in its entirety.

(d) deleting Schedule 1 to the Credit Agreement in its entirety and substituting the Schedule 1 attached hereto as Exhibit A therefor.

(e) deleting Schedule 2.1 to the Credit Agreement in its entirety and substituting the Schedule 2.1 attached hereto as Exhibit B therefor.

3. Ratification; No Defenses; Waiver.

(a) Obligations. All references in the Loan Documents to the “Obligations” or any other obligations, liabilities or indebtedness of the Company or any other Loan Party owing from time to time and at any time to Agent and the Banks shall be deemed to refer to, without limitation, the “Obligations” of the Obligors under, pursuant to and as defined in the Credit Agreement, as amended by this Amendment. All references in the Loan Documents to the “Credit Agreement” shall be deemed to refer to the Credit Agreement, as amended by this Amendment.

(b) Ratification. In connection with the execution and delivery of this Amendment, the Company and each Loan Party, as borrower, debtor, grantor, mortgagor, pledgor, guarantor or assignor, or in any other similar capacities in which such Person grants Liens or security interests in its Property or otherwise acts as an accommodation party or guarantor, as the case may be, in any case under the Loan Documents, hereby (i) acknowledges, ratifies and reaffirms all of its payment, performance and observance obligations and liabilities, whether contingent or otherwise, under each of such Loan Documents, to which it is a party, and (ii) to the extent such Person granted Liens on or security interests in any of its Property pursuant to any such Loan Documents as security for the obligations, liabilities and indebtedness of such Person under or with respect to the Loan Documents (the “Liabilities”), ratifies and reaffirms such grant of security and confirms and agrees that such Liens and security interests hereafter secure all of the Liabilities of such Person and the other Loan Parties, as applicable, under the Loan Documents, as amended hereby, in each case including, without limitation, all additional obligations, indebtedness and liabilities resulting from this Amendment, and as if each reference in such Loan Documents, as amended hereby, to the obligations, indebtedness and liabilities secured thereby are construed hereafter to mean and refer to such obligations, indebtedness and liabilities under Credit Agreement and the other Loan Documents, as amended hereby. By executing this Amendment, the Company and each other Loan Party hereby further ratifies, acknowledges, affirms and reconfirms that each Loan Document, as amended hereby, constitutes a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, and that each such Loan Document, as amended hereby, is in full force and effect.

(c) No Defenses. The Company and each other Loan Party hereby represent and warrant to, and covenant with the Agent and the Banks that as of the date hereof: (i) neither Company nor any other Loan Party has any defenses, offsets or counterclaims of any kind or nature whatsoever against the Agent or any Bank with respect to any of the loans or other financial accommodations made under any of the Loan Documents or any of the Loan Documents themselves, or any action previously taken or not taken by the Agent or any of the Banks with respect thereto, and (ii) the Agent and the Banks have fully performed all obligations to the Company and each other Loan Party which they may have had or have on and of the date hereof.

(d) Waiver. The Company and each other Loan Party, on its own behalf and on behalf of its representatives, partners, agents, employees, servants, officers, directors, shareholders, subsidiaries, affiliated and related companies, successors and assigns (collectively, the “Obligor Group”), hereby releases and forever discharges the Agent, the Banks, and their respective officers, directors, subsidiaries, affiliated and related companies, agents, servants, employees, shareholders, representatives, successors, assigns, attorneys, accountants, assets and properties, as the case may be (collectively, the “Lender Indemnified Group”), of and from all manner of actions, cause and causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, controversies, agreements, promises, obligations, liabilities, costs, expenses, losses, damages, judgments, executions, claims and demands of whatsoever kind or nature, in law or in equity, whether known or unknown, concealed or hidden, foreseen or unforeseen, contingent or actual, liquidated or unliquidated, arising out of or relating to the Loan Documents or any of the agreements, documents and instruments executed and delivered in connection therewith or any related matter, cause or thing or any transaction contemplated thereby, that any of the Obligor Group, jointly or severally, has had, now has or hereafter can, shall or may have against the Lender Indemnified Group, or any member thereof, directly or indirectly, whether known or unknown, through the date hereof.

4. Conditions. The effectiveness of this Amendment is subject to the following conditions precedent:

(a) the Company, each other Loan Party and each Bank shall have executed and delivered this Amendment and such other documents and instruments as the Agent may reasonably require;

(b) the Company shall have executed and delivered to each Bank, as applicable, a Note evidencing such Bank’s Pro Rata Share of the Commitment Amount after giving effect to this Amendment;

(c) the Company shall have delivered, or caused to be delivered, to Agent, a certificate of the corporate secretary or assistant corporate secretary of each Loan Party pursuant to which such secretary or assistant secretary, on behalf of such Loan Party certifies as to (x) the incumbency and signature of the Persons executing this Amendment and any other Loan Documents delivered in connection herewith on behalf of such Loan Party, (y) resolutions, which shall be attached thereto, authorizing the execution, delivery and performance of this Amendment and such Loan Documents by such Loan Party, and (z) the fact that the articles of incorporation, articles of organization, bylaws, limited liability company agreement or other organizational documents of such Loan Party have not been amended, modified or supplemented since the date on which certified copies thereof previously were delivered to Agent under the Loan Documents, and remain in full force and effect;

(d) the Company shall have delivered, or caused to be delivered, to Agent, with respect to each Loan Party, a recent certificate of good standing issued by the Secretary of State of such Loan Party’s jurisdiction of incorporation;

(e) the Company shall have delivered, or caused to be delivered, to Agent written opinions of law of counsel to the Company and its Subsidiaries with respect to this

Amendment and the Loan Documents executed in connection herewith as well as Montana and Wyoming regulatory matters, in each case, similar to such opinions delivered on the Closing Date with respect to the Credit Agreement and the original Loan Documents and otherwise in form and substance satisfactory to Agent and Agent’s counsel;

(f) the Company shall have delivered, or caused to be delivered, to Agent a certificate of a Responsible Officer of the Company pursuant to which such Responsible Officer, on behalf of the Company, certifies to Agent that, both before and after giving effect to this Amendment (and assuming the full funding of the additional Commitment Amount provided hereby), the Company is and shall be in compliance with Section 10.1 of that certain Note Purchase Agreement dated as of June 29, 2007 (the “Note Purchase Agreement”) by and among the Company and the holders of the Private Placement Notes Debt thereunder;

(g) the representations and warranties set forth in Section 5 of this Amendment shall be true and correct;

(h) the Agent shall have received from the Company for the account of each Bank an upfront, fully-earned and non-refundable closing fee in the amount of $50,000; and

(i) all proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to the Agent and its legal counsel.

5. Representations and Warranties. To induce the Agent and the Banks to enter into this Amendment, the Company and each other Loan Party hereby represents and warrants to the Agent and the Banks that:

(a) the Company and each other Loan Party is a corporation validly existing and in good standing under the laws of its respective state of incorporation; and the Company and each other Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect;

(b) the Company and each other Loan Party is duly authorized to execute and deliver this Amendment and each of the other Loan Documents executed in connection herewith, the Company is duly authorized to borrow additional Loans provided for hereunder and each of the Company and each other Loan Party is duly authorized to perform its obligations under each Loan Document to which it is a party, as the same are amended hereby. The execution, delivery and performance by the Company and each other Loan Party of this Agreement and the additional borrowings by the Company provided for hereunder, do not and will not: (i) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (ii) conflict with: (A) any provision of law, (B) the charter, bylaws or other organizational documents of the Company or any other Loan Party or (C) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Company or any other Loan Party or any of their respective properties or (iii) require, or result in, the creation or imposition of any Lien on any asset of the Company or any other Loan Party;

(c) (i) the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of the Company and each such other Loan Party and this Amendment has been duly executed and delivered by the Company and each other Loan Party and this Amendment, the Credit Agreement, as amended hereby, in each case constitute valid and binding obligations of each of them, as applicable, enforceable in accordance with their respective terms, (ii) no Default or Event of Default has occurred or is continuing under the Credit Agreement or the Private Placement Notes documents or would result from the execution and delivery thereof, and (iii) each of the representations and warranties set forth in Section 9 of the Credit Agreement, as amended hereby, is true and correct in all material respects as of the date hereof, unless any such representation or warranty is already qualified by materiality, in which case it shall be true and correct in all respects; and

(d) as of the date hereof the aggregate outstanding principal balance of the Loans is $19,539,999.69 (prior to the payment of the fee referred to in Section 4(h) above).

6. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

7. References. Any reference to the Credit Agreement contained in any document, instrument or agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment. This Amendment is a Loan Document. Any reference to the Loan Documents contained in any document, instrument or agreement executed in connection with the Credit Agreement shall be deemed to be a reference to this Amendment.

8. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. A counterpart of this Amendment delivered by facsimile or other electronic means shall for all purposes be as effective as delivery of an original counterpart.

9. Costs. The Company agrees to pay on demand all reasonable costs and expenses incurred by the Agent (including fees and expenses of counsel) incurred in connection with the negotiation and preparation of this Amendment.

10. Governing Law. The validity and interpretation of this Amendment and the terms and conditions set forth herein, shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any provisions relating to conflict of laws that would call for the application of the laws of another jurisdiction.

- Remainder of Page Intentionally Left Blank; Signature Page Follows -

Delivered at Chicago, Illinois, as of the day and year first above written.

THE AGENT AND BANK:		OTHER LOAN PARTIES:

BANK OF AMERICA, N.A., successor by merger to LaSalle Bank National Association, as Agent and as a Bank		ENERGY WEST PROPANE, INC., a Montana corporation, as a Loan Party

By:	/s/ Jonathan M. Philips	By:	/s/ Kevin Degenstein
Name:	Jonathan M. Philips	Name:	Kevin Degenstein
Title:	Senior Vice President	Title:	President & COO

COMPANY:

ENERGY WEST, INCORPORATED, a Montana corporation		ENERGY WEST RESOURCES, INC., a Montana corporation, as a Loan Party

By:	/s/ Kevin Degenstein	By:	/s/ Kevin Degenstein
Name:	Kevin Degenstein	Name:	Kevin Degenstein
Title:	President & COO	Title:	President & COO

ENERGY WEST DEVELOPMENT, INC., a Montana corporation, as a Loan Party

		By:	/s/ Kevin Degenstein
		Name:	Kevin Degenstein
		Title:	President & COO

Reaffirmation and First Amendment

EXHIBIT A to First Amendment

SCHEDULE 1 TO Credit Agreement

PRICING GRID

Level	Total Debt to Capital Ratio	Commitment Fee	Applicable Margin - LIBOR	Applicable Margin-Base Rate
I	Less than 0.45 to 1.00	0.250%	1.750%	0.750%
II	Equal to or greater than 0.45 to 1.00 but less than 0.55 to 1.00	0.350%	2.000%	1.000%
III	Equal to or greater than 0.55 to 1.00	0.450%	2.250%	1.250%

For the period commencing on the First Amendment Effective Date through the last day of the month during which financial statements for the Fiscal Quarter ending September 30, 2011 are delivered, the applicable Level shall be Level I. Thereafter, the Level shall equal the applicable Level as set forth below based upon the Total Debt to Capital Ratio then in effect.

The applicable Level shall be adjusted from time to time upon delivery to the Agent of the financial statements for each Fiscal Quarter required to be delivered pursuant to Section 10.1.2 hereof accompanied by a written calculation of the Total Debt to Capital Ratio certified on behalf of the Borrower by an authorized officer as of the end of such Fiscal Quarter for which such financial statements are delivered. If such calculation indicates that the Level shall increase or decrease, then on the first day of the month following the date of delivery of such financial statements and written calculation, the Level shall be adjusted in accordance therewith; provided, however, that if the Borrower shall fail to deliver any such financial statements for any such Fiscal Quarter when such financial statements are required to be delivered pursuant to Section 10.1.2, then, at the Agent’s election, effective as of the first day immediately following the date such financial statements were to have been delivered, and continuing through the first day of the quarter following the date (if ever) when such financial statements and such written calculation are finally delivered, the Level shall be conclusively presumed to equal the highest Level specified in the pricing table set forth above.

Exhibit B to First Amendment

SCHEDULE 2.1 TO Credit Agreement

BANKS AND PRO RATA SHARES

Bank	Pro Rata Share of Commitment Amount	Pro Rata Share
Bank of America, N.A.	30,000,000.00	100.000000000%

TOTAL	$30,000,000.00	100.000000000%